SEARCHLIGHT MINERALS CORP. ENTERS INTO OPTION AGREEMENT TO ACQUIRE 100% OF CLARKDALE SLAG PROJECT

HENDERSON, Nevada (November 24, 2006) – Searchlight Minerals Corp. (OTC BB: SRCH) (the “Company”), today announced that it has entered into an Option Agreement with Verde River Iron Company, LLC (“VRIC”) to acquire 100% of Transylvania, Inc. (“TI”), a wholly owned subsidiary of VRIC, which has title to the property underlying the Company’s Clarkdale Slag Project. This acquisition, if completed, would provide the Company with a 100% ownership in the Clarkdale Slag Project. The Company presently has a joint venture agreement with VRIC pursuant to which the Company can earn up a 50% interest in the Clarkdale Slag Project. The Company is seeking to recover base and precious metals through the reprocessing of slag material from a slag pile located in Clarkdale, Arizona (the “Clarkdale Slag Project”).

Under the terms of the Option Agreement, in order to exercise the option and acquire a 100% interest in the Clarkdale Slag Project, the Company must: (i) pay $10,000,000 in cash to VRIC; (ii) issue to VRIC 16,000,000 shares of the Company’s common stock; (iii) agree to pay VRIC $30,000 per month until the project funding date (as defined in the agreement); (iv) agree to pay VRIC $6,400,000 on the project funding date; (v) grant to VRIC a royalty consisting of 2.5% of future production from the Clarkdale Slag Project subject to certain advance royalty payments as set out in the agreement; and (vi) agree to pay to VRIC $3,500,000 upon initial production of the project. Upon execution of the option agreement, the Company agreed to make a $200,000 deposit which is refundable in the event that the Company does not exercise the option on or before January 4, 2007.

The parties intend to close the transaction on January 15, 2007 subject to the satisfactory completion of the parties’ due diligence and receipt by the Company of the financial statements of TI required under applicable US securities rules. The closing date may be extended to February 15, 2007 if necessary, to provide sufficient time to complete the financial statements required for the closing of the transaction. There is no assurance that the transaction will close on the above terms or at all.

“We are very pleased to announce this agreement, which is intended to result in our shareholders owning 100% of the Clarkdale Slag Project if the option is exercised,” commented Ian McNeil, President and Chief Executive Officer of Searchlight Minerals Corp. “We also look forward to welcoming the owners of VRIC into our family of shareholders and believe the proposed transaction will allow us to expedite the process of bringing the project into production.”

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is a dynamic minerals exploration company focused on the acquisition and development of projects in the southwestern United States. The

Company is currently involved in two projects: (1) the Clarkdale Slag Project, which seeks to recover base and precious metals from the reprocessing of slag material produced from the smelting of copper ores from former mines in Clarkdale, Arizona; and (2) the Searchlight Gold Project, which involves the exploration for precious metals on mining claims near Searchlight, Nevada. The Clarkdale Project is the more advanced of two ongoing projects that the Company is pursuing. The Searchlight Gold Project is an early-stage gold exploration endeavor on 3,200 acres located approximately 50 miles south of Las Vegas, Nevada.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH”.

Forward-Looking Statements

Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with US securities regulators. When used in this news release, the words such as "could,” “plan”, "estimate", "expect", "intend", "may", "potential", "should", and similar expressions, are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned geological work programs, uncertainty of estimates of mineralized material, operational risk, environmental risk, financial risk, currency risk, dependence on joint venture partners and other statements that are not historical facts as disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with securities regulators in the United States.

For further details, please visit the Company's website at www.searchlightminerals.com or contact the Investors Relations Department at:

Ph: (702) 939-5247
Fax: (702) 939-5249
email: ir@searchlightminerals.com